Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2023, MoneyHero Limited (the “Company”, “we”, “us” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.0001 per share	MNY	The Nasdaq Stock Market LLC (The Nasdaq Global Market)
Warrants	MNYWW	The Nasdaq Stock Market LLC (The Nasdaq Global Market)

The following is a summary of material provisions of our second amended and restated memorandum and articles of association (the “Articles”), as well as the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our Shares and Warrants. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Articles set out in Exhibit 1.1 of the annual report on Form 20-F.

Description of Ordinary Shares and Preference Shares

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Our authorized share capital is US$50,000 divided into 440,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each, 50,000,000 Class B Ordinary Shares of a nominal or par value of US$0.0001 each, and 10,000,000 Preference Shares of a nominal or par value of US$0.0001 each. The number of Class A Ordinary Shares, Class B Ordinary Shares and Preferred Shares that have been issued as of the last day of the financial year ended December 31, 2023 is provided on the cover of the annual report on Form 20-F filed for the fiscal year ended December 31, 2023 (the “2023 Form 20-F”). We maintain a register of our shareholders and a shareholder will only be entitled to a share certificate if our board of directors determines that share certificates be issued.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

We have a dual-class voting structure such that our Ordinary Shares consist of Class A Ordinary Shares and Class B Ordinary Shares. In respect of all matters upon which holders of Ordinary Shares are entitled to vote, each Class A Ordinary Share are entitled to one (1) vote and each Class B Ordinary Share are entitled to ten (10) votes. Holders of Class A Ordinary Shares and Class B Ordinary Shares generally have the same rights and powers except for voting and conversion rights.

Rights of Shares (Item 10.B.3 of Form 20-F)

Ordinary Shares and Preference Shares

Under the Articles, our authorized share capital is US$50,000 divided into 440,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each, 50,000,000 Class B Ordinary Shares of a nominal or par value of US$0.0001 each, and 10,000,000 Preference Shares of a nominal or par value of US$0.0001 each.

Conversion

Our Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Each Class B Ordinary Share is convertible into an equal number of Class A Ordinary Share at any time at the option of the holder thereof (as adjusted for share subdivisions, share consolidations and similar transactions).

Any number of Class B Ordinary Shares held by a holder thereof shall be automatically and immediately converted into an equal number of Class A Ordinary Share in accordance with the Articles (as adjusted for share subdivisions, share consolidations and similar transactions) upon the occurrence of any of the following: (i) any direct or indirect sale, transfer, assignment or disposition of such Class B Ordinary Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such Class B Ordinary Shares through voting proxy or otherwise, in each case, to another person that is not an Affiliate (as defined in the Articles) of such holder, or (ii) the direct or indirect sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment, or disposition of all or substantially all of the assets of, a holder of Class B Ordinary Shares that is an entity to any person that is not an Affiliate (as defined in the Articles) of the such holder.

In addition, each Class B Ordinary Share shall be automatically and immediately converted into one Class A Ordinary Share (as adjusted for share subdivisions, consolidations and similar transactions) (i) at any time upon the holders of at least two-thirds of the issued Class B Ordinary Shares voting for or consenting to such conversion; or (ii) upon Mr. Li or any of his Affiliates (as defined in the Articles) ceasing to be the ultimate direct or indirect beneficial owner of any issued and outstanding Class B Ordinary Shares.

Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to the Articles shall be effected by means of the automatic acquisition and cancellation by us of each relevant Class B Ordinary Share and the immediate issuance of a Class A Ordinary Share.

Any holder of our Preference Shares shall have the right by written election to us to convert all or any portion of the issued and outstanding Preference Shares held by such holder into such number of Class A Ordinary Shares as determined by dividing (a) the product of (x) the number of Preference Shares elected for conversion by such holder multiplied by (y) US$8.110360 per Preference Share (the “Deemed Subscription Price”), by (z) US$8.110360 per Class A Ordinary Share, as adjusted in accordance with the Articles (the “Conversion Price”) in effect immediately prior to such conversion.

Dividends

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Cayman Companies Act and the Articles, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors has and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition, available distributable reserves and any other factors deemed relevant by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in us being unable to pay its debts as they fall due in the ordinary course of its business.

Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, we are a holding company and depends on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Shares. When making recommendations on the timing, amount and form of future dividends, if any, the board of directors will consider, among other things:

●	our results of operations and cash flow;

●	our expected financial performance and working capital needs;

●	our future prospects;

●	our capital expenditures and other investment and growth plans;

●	dividend yields of comparable companies globally;

●	restrictions on payment of dividends that may be imposed on us by financing arrangements;

●	statutory restrictions on the payment of dividends; and

●	general economic and business conditions.

If any dividends or other distributions are declared or paid in cash or other assets (except dividends or other distributions payable in Class A Ordinary Shares) by us on our Class A Ordinary Shares pursuant to the Articles, each holder of Preference Shares shall be entitled to, with respect to all Preference Shares held by such holder, such amount of dividends or other distributions that such holder would receive had such holder converted all its Preference Shares into the applicable number of Class A Ordinary Shares immediately prior to the record date for the determination of the holders entitled to such dividends or distributions.

Voting Rights

Each Class A Ordinary Share shall entitle the holder thereof to one vote on all matters subject to a poll vote at our general meetings, and each Class B Ordinary Share shall entitle the holder thereof to ten votes on all matters subject to a poll vote at our general meetings, and each Preference Share shall entitle the holder thereof to a number of votes equal to the number of Class A Ordinary Shares (rounded down to the nearest whole number) into which such Preference Share is convertible pursuant to the Articles. Our Class A Ordinary Shares, Class B Ordinary Shares and Preference Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law, or otherwise agreed in the Articles.

No shareholder shall be entitled to vote at any general meeting unless all calls, if any, or other sums presently payable by him in respect of shares carrying the right to vote held by him have been paid. On a poll, votes may be given either personally or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast at a meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the shares cast at a meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all members entitled to vote. A special resolution is required to: amend the Articles; register by way of a continuation in a jurisdiction outside the Cayman Islands; merge or consolidate by way of a Cayman Islands statutory merger or consolidation; reduce our share capital or any capital redemption reserve in any manner authorized by law; change name; appoint an inspector to examine our affairs; recall a liquidation; or wind up voluntarily (provided that, if we are unable to pay our debts as they fall due, we may be wound up voluntarily by an ordinary resolution of the shareholders).

Transfer of Shares

Subject to the restrictions contained in the Articles and the rules or regulations of the Designated Stock Exchange (as defined in the Articles) or any relevant securities laws, any shareholder may transfer all or any of his or her Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by our directors.

Subject to the rules of any Designated Stock Exchange and to any rights and restrictions for the time being attached to any Share, our directors shall not unreasonably decline to register any transfer of Shares, and shall upon making any decision to decline to register any transfer of Shares assign an appropriate reason therefor. If the directors refuse to register a transfer of any Share, our Secretary (as defined in the Articles) shall, within two months after the date on which the transfer request was lodged with us, send to the transferor and transferee notice of the refusal, including the relevant reason for such refusal. In this context, it shall not be unreasonable for the directors to decline to register any transfer of a Share if such transfer would breach or cause a breach of (i) the rules of any Designated Stock Exchange on which the Shares may be listed; or (ii) applicable law or regulation at such times and for such periods as the directors may from time to time determine.

No holder of our Preference Shares may, without the prior written consent of the Company, sell, transfer, tender, pledge, assign or otherwise dispose of, directly or indirectly, any of the Preference Shares held by such holder.

Liquidation

In the event of any liquidation, the holders of our Preference Shares then issued and outstanding shall, with respect to each Preference Share held by such holder, be entitled to receive, prior to any distribution to the holders of Class A Ordinary Shares, Class B Ordinary Shares or any other class or series of Shares, such liquidation preference in an amount equal to the higher of (a) the Deemed Subscription Price, as adjusted for share dividends, share splits, share combinations, recapitalizations or similar events and (b) the aggregate value that such holder would have received with respect to such Preference Share had all holders of our Preference Shares, immediately prior to our liquidation, converted all Preference Shares then issued and outstanding into Class A Ordinary Shares at the Conversion Price in accordance with the relevant Articles (the aggregate amount of such liquidation preference with respect to all Preference Shares is referred to as the “Preference Amount”). If upon any liquidation the remaining assets available for distribution to the Shareholders shall be insufficient to pay the holders of the our Preference Shares the full Preference Amount, (a) the holders of the Preference Shares shall share ratably in any distribution of our remaining assets and funds in proportion to the respective full Preference Amount that would otherwise be payable to each holder in respect of such holder’s Preference Shares upon such liquidation if all amounts payable on or with respect to such Preference Shares were paid in full, and (b) we shall not make or agree to make, or set aside for the benefit of the holders of Class A Ordinary Shares or Class B Ordinary Shares, any payments to the holders of Class A Ordinary Shares or Class B Ordinary Shares.

Subject to any Preference Amount to which holders of our Preference Shares are entitled, if we are wound up, the liquidator may, (i) with the sanction of an ordinary resolution, divide among shareholders in specie or kind the whole or any part of our assets, and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as among the shareholders or different classes of shares; and (ii) with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction, shall think fit, provided that no shareholder shall be compelled to accept any assets whereon there is any liability.

Subject to any Preference Amount to which holders of our Preference Shares are entitled, if we are wound up and our assets available for distribution among our shareholders are insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of our Shares held by them. If in a winding up the assets available for distribution among our shareholders are more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among the shareholders in proportion to the par value of our Shares (on an as converted to Class A Ordinary Shares basis) held by them at the commencement of the winding up, subject to a deduction from those Shares in respect of which there are monies due of all monies payable to us for unpaid calls or otherwise.

Calls on Shares and Forfeiture of  Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Shares. Any Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Repurchase of  Shares

Subject to the provisions of the Cayman Companies Act, we may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or us. The redemption of such shares will be effected in such manner and upon such other terms as our directors determine. We may also purchase our own shares (including any redeemable shares) on such terms and in such manner as the directors may determine and agree with the relevant shareholder(s).

Requirements to Change the Rights of Holders of Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares

Under the Articles, whenever our share capital is divided into different classes (and as otherwise determined by the Directors in accordance with the Articles) the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such class by a majority of two-thirds of the votes cast at such a meeting.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the Cayman Islands or under the Articles that limit the right of non-resident or foreign shareholders to hold or exercise voting rights on our Shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions

Some provisions of the Articles may discourage, delay or prevent a change of control of us or management that shareholders may consider favorable, including provisions relating to the requisition of general meetings by shareholders holding less than 7.5% of the paid up voting share capital of our Company. Such provisions could be applied to delay or prevent a change in control of our Company or make removal of management more difficult. This may cause the price of our securities to fall.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under Cayman Islands law applicable to the Company or under the Articles that require the Company to disclose shareholder ownership above any particular ownership threshold.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is modeled on English law but does not follow recent English law statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.

In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that such merger or consolidation is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by either (i) a special resolution (at least a majority of two thirds of the voting shares voted at a general meeting) of the shareholders of each company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or existing under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in paragraph (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value, and if the company and the shareholder agree to the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree to a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value, and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, and schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement, the procedures are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States. Following amendments to the Companies Act that became effective on August 31, 2022, the majority-in-number “headcount test” in relation to the approval of shareholders’ schemes of arrangement has been abolished. Section 86(2A) of the Companies Act provides that, if 75% in value of the shareholders (or class of shareholders) of a Cayman Islands company agree to any compromise or arrangement, such compromise or arrangement shall, if sanctioned by the Cayman Court, be binding on all shareholders (or class of shareholders) of such company and on the company itself. Where a Cayman Islands company is in the course of being wound up, such compromise or arrangement would be binding on the liquidator and contributories of the company. In contrast, section 86(2) of the Companies Act continues to require (a) approval by a majority in number representing 75% in value; and (b) the sanction of the Grand Court of the Cayman Islands, in relation to any compromise or arrangement between a company and its creditors (or any class of them). At the initial directions hearing, the Cayman Islands court will make orders for (among other things) the convening of the meetings of creditors or shareholders (or classes of them, as applicable). While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such as a businessman would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-Out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders Suits

Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the Company will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) the Company’s officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the company’s authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Special Considerations for Exempted Companies

We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company, except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Articles provide for indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in their capacities as such unless such liability (if any) arises from dishonesty, willful default or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	directors should not improperly fetter the exercise of future discretion;

●	duty to exercise powers fairly as between different sections of shareholders;

●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

General Meeting of Shareholders, Shareholder Proposals and Shareholder Action by Written Consent

As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings. Our directors may convene a general meeting at such time and place as they may determine.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Articles permit our shareholders together holding at least 7.5% of our paid up voting share capital to requisition a general meeting.

The Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of all shareholders who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Articles do not provide for cumulative voting. As a result, the Company’s shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under the Articles, the removal of a director by ordinary resolution may be for any reason and need not be for cause.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either a business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding-Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. For more details, see “—Description of Ordinary Shares and Preference Shares—Rights of Shares—Liquidation.”

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. As required by Cayman Islands law, the Articles may only be amended by a special resolution of the shareholders.

Inspection of Books

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our Shares have no general right under Cayman Islands law to inspect or obtain copies of the Company’s register of members or corporate records.

Rights of Non-resident or Foreign Shareholders.

There are no limitations imposed by the Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our Shares. In addition, there are no provisions in the Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Federal Forum Provision

The Articles provide that, unless we consent in writing to the selection of an alternative forum, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act, to the fullest extent permitted by applicable law, will be the U.S. federal district courts, regardless of whether such legal suit, action, or proceeding also involves parties other than our Company. In addition, the Articles provide that, unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with the Articles or otherwise, including any questions regarding their existence, validity, formation or termination, provided that such forum selection provisions shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, or the Exchange Act, as amended, or any other claim based on securities laws for which the federal district courts of the United States have exclusive jurisdiction. Without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to our Company, the Articles also provide that the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our shareholders, (iii) any action or petition asserting a claim arising pursuant to any provision of the applicable laws or the Articles, including but not limited to any purchase or acquisition of our Shares, securities or guarantee provided in consideration thereof, or (iv) any action asserting a claim against us concerning our internal affairs.

Changes in Capital (Item 10.B.10 of Form 20-F)

We may from time to time by ordinary resolution:

●	increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	convert all or any of our paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

●	Subdivide our existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

●	cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of our share capital by the amount of the share so canceled.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants (Item 12.B of Form 20-F)

The number of warrants that were outstanding as of December 31, 2023 is provided on the cover of our 2023 Form 20-F. Our warrants are issued in registered (book-entry) form under the warrant agreement, dated October 15, 2020, by and among the Company, Bridgetown Holdings Limited (“Bridgetown”) and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, as amended by the Assignment, Assumption and Amendment Agreement dated May 25, 2023, by and among the Company, Bridgetown and Continental (the warrant agreement, as amended, the “Warrant Agreement”).

In connection with and upon the consummation of the Business Combination, each Bridgetown Warrant outstanding immediately prior to the Business Combination was assumed by the Company and converted into a warrant entitling the holder thereof to purchase one Class A Ordinary Share upon exercise. Each Warrant continues to have and be subject to substantially the same terms and conditions as were applicable to such Bridgetown Warrant immediately prior to the consummation of the Business Combination.

Public Warrants and Sponsor Warrants

Each whole warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing Date, provided that, unless an exemption under the Securities Act is otherwise available, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Class A Ordinary Shares. In addition, we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants or Sponsor Warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the exercising holder. Holders of these warrants may exercise their warrants only for a whole number of Class A Ordinary Shares. The Sponsor Warrants may also be exercised on a cashless basis so long as they are held by Sponsor or any of the Sponsor Permitted Transferees. We may, at our option, require holders who exercise Public Warrants to exercise such warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (i) if the Class A Ordinary Shares are at the time of the warrant exercise not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act or (ii) in connection with the redemption of the warrants, as described below.

Public Warrants and Sponsor Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. The warrants may be exercised on or prior to the expiration date. The warrant holders do not have the rights or privileges of holders of Class A Ordinary Shares and any voting rights until they exercise their warrants and receive Class A Ordinary Shares.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A Ordinary Shares to be issued to the warrant holder.

We have filed a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants. Notwithstanding the foregoing, if a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants is not effective within a specified period following Closing, holders of Public Warrants may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the Public Warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the reported last sale price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders.

We have no obligation to notify holders of Public Warrants that they have become eligible for redemption and will not provide separate notice to the holders of Public Warrants at the time that they become exercisable. However, in the event we decide to redeem your Public Warrants, a notice of redemption shall be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the date fixed for redemption to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in such a manner shall be conclusively presumed to have been duly given.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are issued and outstanding and the dilutive effect on our shareholders. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The Sponsor Warrants are not redeemable by us so long as they are held by Sponsor or any of the Sponsor Permitted Transferees.

A holder of a Public Warrant or Sponsor Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

If the number of issued and outstanding Class A Ordinary Shares is increased by a capitalization payable in Class A Ordinary Shares, or by a subdivision of Class A Ordinary Shares or other similar events, then, on the effective date of such capitalization, subdivision or similar event, the number of Class A Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Class A Ordinary Shares. A rights offering to holders of Class A Ordinary Shares entitling holders to purchase Class A Ordinary Shares at a price less than the fair market value will be deemed a capitalization of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) multiplied by (ii) one minus the quotient of (x) the price per Class A Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, any consideration received for such rights will be taken into account, as well as any additional amount payable upon exercise or conversion, and (ii) “fair market value” means the volume weighted average price of Class A Ordinary Shares as reported during the ten trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are issued and outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Ordinary Shares on account of such Class A Ordinary Shares, other than in the circumstances set forth in the Assignment, Assumption and Amendment Agreement, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Ordinary Share in respect of such event.

If the number of issued and outstanding Class A Ordinary Shares is decreased by a consolidation, combination or reclassification of Class A Ordinary Shares or other similar events, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Class A Ordinary Shares.

Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another entity or conversion of us as another entity (other than a consolidation or merger in which we are the continuing corporation and we are not a subsidiary of another entity whose shareholders did not own all or substantially all of the Class A Ordinary Shares in substantially the same proportions immediately before such transaction and that does not result in any reclassification or reorganization of our issued and outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are liquidated or dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, or accepted such offer and all of the Class A Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Assignment, Assumption and Amendment Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Ordinary Shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Assignment, Assumption and Amendment Agreement.

The Assignment, Assumption and Amendment Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then-issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Assignment, Assumption and Amendment Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We have waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Assignment, Assumption and Amendment Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Class A Warrants

On October 14, 2022, CGCL executed a deed poll in respect of the issuance of warrants to certain holders to subscribe for Class A Ordinary Shares of CGCL (the “CGCL Class A Warrants,” and such deed, the “Initial Class A Warrant Instrument”). On the Closing Date, we executed a Class A Warrant Instrument, and each CGCL Class A Warrant outstanding immediately prior to the Closing Date was assumed by us and converted into a Class A Warrant. Upon issuance of the Class A Warrants pursuant to the terms of the Class A Warrant Instrument and the Business Combination Agreement, CGCL Class A Warrants, the Initial Class A Warrant Instrument and the Class A Warrant Supplemental Deed will be canceled, terminated and be of no further force or effect. On the Closing Date, we also entered into a Class A Warrant Agreement with Continental, as the warrant agent, with the terms of the Class A Warrant Instrument incorporated.

If, during the exercise period, an order is made or an effective resolution is passed for the winding-up or dissolution of us (except for the purpose of implementing a reconstruction, amalgamation or scheme of arrangement on terms previously sanctioned by a special resolution), each holder of Class A Warrants will be treated as if, immediately before the date of such order or resolution, such warrant holder had exercised all of its Class A Warrants and will be entitled to receive out of the assets that would otherwise be available in the liquidation such sum (if any) as such warrant holder would have received had such warrant holder been the holder of the Class A Ordinary Shares to which such warrant holder would have become entitled by virtue of such exercise, after deducting from such sum an amount equal to the exercise price that would have been payable upon such exercise.

Holders of Class A Warrants may not assign or transfer any rights or obligations under such warrants without the prior written consent of the Company, except if such warrants are assigned or transferred to an affiliate of such warrant holder that falls within the scope of permitted transferees set forth in the Class A Warrant Instrument.

The rights attached to Class A Warrants may from time to time be altered or abrogated with the consent of a majority of the holders of not less than 75% of Class A Warrants by an instrument by way of a deed poll executed by us and expressed to be supplemental to Class A Warrant Instrument. Modifications to Class A Warrant Instrument that are of a formal, minor or technical nature, or made to correct a manifest error, may be effected by an instrument by way of deed poll executed by us and expressed to be supplemental to the Class A Warrant Instrument.

The Class A Warrant Agreement provides that any action, proceeding or claim against us arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. The Class A Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.